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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  FORM 8-A/A
                               (AMENDMENT NO. 3)

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                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                                PLC SYSTEMS INC.
             (Exact name of registrant as specified in its charter)

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         Yukon Territory, Canada                          04-3153858
 (State of incorporation or organization)   (I.R.S. Employer Identification No.)

  10 Forge Park, Franklin, Massachusetts                     02038
 (Address of Principal Executive Offices)                 (Zip Code)

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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), please check the following box. |_|

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), please check the following box. |_|

Securities Act registration statement file number to which this form relates:  Not Applicable.
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          (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                       Name of Each Exchange on Which
        to be so Registered                       Each Class is to be Registered
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Common Stock, no par value per share                 American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None.

Please address all correspondence to:

                                Mark R. Tauscher
                             Chief Executive Officer
                                PLC Systems Inc.
                                  10 Forge Park
                          Franklin, Massachusetts 02038
                                 (508) 541-8800

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         PLC Systems Inc. hereby amends and restates Items 1 and 2 of its
Registration Statement on Form 8-A relating to its common stock, no par value per share, as follows:

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Our authorized capital stock consists of an unlimited number of common shares without par value and an unlimited number of preferred shares, issuable in series, without par value. We also have issued the warrants described below.

         The following summary describes the material terms of our capital stock as of the date of this Form 8-A/A. However, you should refer to the actual terms of the capital stock contained in our articles of continuance and by-laws which are filed as exhibits to this Form 8-A/A.

COMMON STOCK

         As of June 30, 2000, 23,906,385 shares of our common stock were outstanding. In addition, as of June 30, 2000, options to purchase a total of 2,603,248 shares of our common stock were outstanding with a weighted average exercise price of $3.64 per share.

         Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Two stockholders or proxyholders holding not less than ten percent (10%) of our outstanding shares entitled to vote at a meeting constitute a quorum for stockholder action at such meeting. Directors are elected by a majority of the votes of the voting shares present in person or by proxy at a meeting. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation or dissolution of PLC, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all our debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

WARRANTS

         As of June 30, 2000, a total of 216,190 shares of our common stock were issuable upon the exercise of outstanding warrants at a weighted average exercise price of $16.71 per share. These warrants contain a cashless exercise feature which could result in the issuance of shares of common stock with no additional proceeds to PLC.

PREFERRED STOCK

         Our articles of continuance authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time an unlimited number of shares of preferred stock, in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as are determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights and preemptive rights.

         Our stockholders have granted our board of directors authority to issue the preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of our common stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock.


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YUKON BUSINESS CORPORATIONS ACT, CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER
EFFECTS

         Our board of directors is classified into three classes, as nearly equal in size as possible, with staggered three-year terms. In addition, our by-laws provide that directors may be removed only by a majority of the votes of the shares present and entitled to vote at a meeting of stockholders or by unanimous written consent of stockholders. Under our by-laws, any vacancy on our board of directors may be filled by a vote of a majority of the directors then in office. Our charter provides that the board may appoint additional directors, provided that the number of directors appointed by our board may not exceed one-third of the number of directors in office at the end of our last annual meeting of stockholders. Any director appointed by our board of directors, however, may only serve until the next annual meeting of our stockholders. The classification of our board of directors and the limitations on the removal of directors and the filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control.

         Our by-laws provide that our stockholders may act by written consent only if such consent is unanimous. Our by-laws further provide that special meetings of the stockholders may only be called by our board of directors, except that, in limited circumstances, a stockholder may call a special meeting to fill a vacancy in our board of directors following a failure of our board to fill such vacancy. Further, the holders of not less than 5% of our outstanding voting stock may requisition the directors to call a meeting of stockholders.
The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.

         The Yukon Business Corporations Act provides generally that the affirmative vote of two-thirds of the shares entitled to vote on any matter is required to amend a corporation's articles of incorporation and that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's by-laws. The stockholder vote is in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

         Our by-laws provide that, subject to any limitations contained in the Yukon Business Corporations Act, we will indemnify our directors and officers against all expenses and liabilities reasonably incurred in connection with the service for us or on our behalf, provided that:

         - such director acted honestly and in good faith with a view to the best interests of PLC; and

         - in the case of a criminal or administrative proceeding or a proceeding seeking a monetary penalty, such director had reasonable grounds to believe that his conduct was lawful.

Our by-laws further provide that our directors and officers will not be personally liable to PLC for any liabilities arising from their service to us, unless such liability results from such director's or officer's willful neglect or default or from a failure to act in accordance with the Yukon Business
Corporations Act.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is U.S. Stock
Transfer Corporation.


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ITEM 2.  EXHIBITS.

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Exhibit
Number                                  Description
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

1 (1)                 Articles of Continuance of the Registrant.

2 (1)                 By-Laws of the Registrant.

3 (2)                 Specimen Certificate for Common Stock of the Registrant.

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         (1)      Incorporated herein by reference to the exhibits to the
                  Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

         (2) Incorporated herein by reference to the exhibits to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-48340).


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                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Commonwealth of Massachusetts, on August 10, 2000.

                                     PLC SYSTEMS INC.



                                     By: /s/ Mark R. Tauscher
                                        ---------------------------------------
                                          Mark R. Tauscher
                                          President and Chief Executive Officer


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                                  EXHIBIT INDEX

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Exhibit
Number                                  Description
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
1 (1)                 Articles of Continuance of the Registrant.

2 (1)                 By-Laws of the Registrant.

3 (1)                 Specimen Certificate for Common Stock of the Registrant.
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         (1)      Incorporated herein by reference to the exhibits to the
                  Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

         (2) Incorporated herein by reference to the exhibits to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-48340).